August 18, 2000

Mr. Michael Dion
President and Chief Executive Officer
RCONTEST.COM, Inc.
3190 NE Expressway, Suite 230
Atlanta. Georgia 30341

Dear Mr. Dion:

We're very pleased that RCONTEST.COM, Inc. is considering retaining our firm, and Tom, Brien, and I look forward to a close, productive working relationship with you. It was very nice of Peter to recommend us.

Based on our preliminary discussion, this letter summarizes the structure of an arrangement and, subject to any points you'd like to modify, can serve as an agreement between us regarding the investor relations marketing program to be performed by our firm for RCST.

SCOPE OP IRC RESPONSIBILITIES:

Essentially, it is our understanding that RCST would retain The Investor Relations Company as your counsel on Investor Relations policy and procedure and authorize us to represent your interests in conducting an IR marketing program of communications and financial marketing with U. S. investment professionals, the financial press, the investing public and shareholders.

Our mutual goals in the conduct of this IR marketing program are:

     Improving the quality of RCST officer exposure to top audiences of U.S.* investment professionals; recognition by the U.S.* regional and national financial media, and printed materials aimed at shareholders and Investment professionals.

     Consistently broadening the base of support for RCST's securities among quality brokerage firms, advisory services and small institutions nationwide (or groups within larger institutions that cover smallcap stocks).

     Strengthening RCST's shareholder loyalty.

     Enabling the overall scope and strength of global market support to fully reflect a factual understanding of RCST's management goals, five year strategic plan, and capabilities plus the company's overall growth potentials.

*We have not included European or Canadian assignments at this point.

More specifically, our marketing objectives to help you reach the above goals and to lower your cost of any expansion capital necessary In the future would be to:

     secure and then maintain a realistic, sustainable price and market
value on     your common shares, in keeping with the growth rate and
bright outlook for the company,

     maintain suitable liquidity, in terms of average monthly trading volume, to facilitate investor purchase and disposal without market value disruption,

     generate quality wire house, regional brokerage and institutional sponsorship on a consistent basis, with an expanding base of geographic support and interest,

     systematically expand the base of share ownership,

 ... in order to

     enable RCST to continue to mature rapidly as a recognized public company,

     meet a fundamental obligation to your shareholders for maintenance of an orderly and realistic market for your stock,

     place the company in a position to take favorable advantage of acquisition opportunities, as they arise,

     place the company in a position to seek expansion capital through equity or equity-related securities when it should again choose that avenue,

     enable the company to attract and keep more key executives through a meaningful stock ownership plan,

     provide the ability to secure and maximize an Exchange listing.

We believe you are in a good position to attract additional investor support. Based on no sharp movement in the general stock market, as measured by the Russell 2000 Index. up or down from 513, we believe that the following is attainable (but not guaranteed) over the coming 12 months if systematic marketing steps are taken to give RCST a chance for an adequate hearing primarily with technology, e-commerce, special situation, emerging growth and generalist investors.

     At least three new quality market makers willing to trade RCST stock and help us to narrow the spread.

     At least three additional, quality houses consistently sponsoring
RCST.

     Trading volume that establishes levels to assure investors' liquidity.

     Additional money managers, analysts, brokers, traders, following your company as evidenced by their requesting to be added to your financial mailing list.

     At least two brokerage research reports issued on RCST.

     Increasing the number of ROST shareholders and increasing the geographic spread, especially into new areas.

     A possible increase in institutional ownership of your stock.

     Direct mail Introduction and followup to at least 3500 investors during the year. (Ours is not a mass marketing approach; it is highly targeted.)

     Telephone contact with at least 300 investors during the year.

     Additional investors buying your stock as evidenced by our discussions with them, their calls to you periodically and our at least partial documentation through stock records.

     Personal updating of the RCST story to a small cross section of those analysts and brokers who have current influence on your float plus those who contact you and us.

     IRC will personally introduce your story to a minimum of 150 additional money managers, analysts, brokers and traders who have not had prior interest in the company.

     Personal exposure of management to a minimum of 120-180 additional money managers, brokers, traders, analysts and brokerage officers in private and group briefings and teleconferences drawing on various financial centers.

     The creation of at least 60-100 "experts" in RCST stock fundamentals at brokerage firms and institutions.

     Recognition of your story In national and regional financial media.

We want our IR marketing program to take the initiative to create an active but still orderly, gradual expansion of RCST visibility to responsible segments of the U.S. investment community. This does not require a massive, all-out marketing effort if we direct our marketing energies in a systematic way toward priority targets.

In the pursuit of these IR marketing objectives, IRC will be responsible to provide RCST with the following care professional services.

     A.  Consultation with RCST Management

         1. Continuing availability of Chairman Woody Wallace, Executive Vice President Tom Laughran, Vice President Brien Gately and other IRC specialists for consultation on any aspect of Investor relations marketing strategy, including policy considerations on investor targeting, stock splits, funding, long term growth plans, U.S. or international share ownership goals, institutional Investor goals, etc. We bring a unique viewpoint and experience not readily available from any other type of source and which dozens of successful managements have found extremely useful.

         2. IRC recommendations on the most effective structuring of your company story for maximum cia6ty and impact with targeted Investors based on our feedback from investors about your company plus our expertise in financial communications and financial marketing.

         3. Feedback from the financial marketing program.

         4. Assistance in interpretation of feedback.

     B.  A Marketing Plan

         1. Development and honing of this marketing plan for the IR activities.

         2. Periodic revisions at least every six months to the marketing plan and as necessary. 3. Continuing communication and guidance to RCST management concerning the marketing plan and revisions.

     C.  Investment Community Contract

         1. A cornerstone of the IR marketing plan would be the advance work by IRC to educate individual portfolio and money managers, analysts, brokers and traders concerning RCST fundamentals, current progress and goals. This is a part of our targeting and screening process to pre-qualify some top individuals for private and group meetings with you -- a marketing process conducted prima6ly through the mails, telephone contact, via modem and by personal interviews with identified candidates. It can also include blast-fax, teleconferencing, Web Site and a variety of marketing activities, if necessary. This activity employs our professional and proprietary approach to information dissemination not available from any other source.

            RCST would have the benefit here of IRC's many years' experience in dealing with special situation, emerging growth and generalist investors worldwide.

        2. IRC assistance in private and group meeting preparations, including visual aids, if desirable.

        3. Another major component of ft marketing mix would be IRC arrangement of a strategically timed series of about six to eight private and group "meeting days" for you in various U.S. cities with selected, prequalifed investment professionals; including personal contact with invitees, followup, physical meeting details, hosting and introductions, and repeat contact to check responses.

        4. A marketing followup report to you after each group meeting, containing IRC evaluation, observations and recommendations; plus specific responses from attendees. Private meetings get less intense follow-up reporting since management obtains a better feel for the meeting on the spot.

        5. Periodic "feedback" reporting to you, reviewing all meaningful solicited and unsolicited discussions with individual investment professionals. Use of these analyses to set revised marketing targets.

        6. IRC assistance to individual analysts in preparation and marketing of their own research reports.

        7. The bulk of this work would be oriented toward those interested in mining, specialty chemical, special situations or emerging growth companies.

        8. Some stock monitoring service as necessary on an informal basis. More intense service is available if needed.

    D. Corporate Fact Sheet

     1. IRC assistance in preparation of a 2 to 4 page color "fact sheet" on RCST that can factually document the company's growth outlook.

     2. Placement of the fact sheet in the hands of targeted investment professionals.

     3. Usage of the fact sheet In all information kits used for investors.

 E.  Quarterly Conference Calls

     1. IRC strongly recommends that RCST initiate quarterly conference calls with investors.

     2. These calls are set up a few days ahead of time and are to take place the day the news release on quarterly or annual results goes out. In the event an interim release goes out very late In the day, which is not recommended, the conference call will be as early as possible the next day.

     3. IRC sets up the conference call with a service and sands invitations to investors as agreed. We usually have six to 20 investors who know the company on the call but there may be some new ones from time to time, as you agree. The press is pushing hard to be on these calls and that must be discussed and our policy decided upon.

     4. A primary spokesperson for RCST must be the main speaker. An IRC executive will "host" the call and read the Safe Harbor statement. RCST's statement must be enhanced, based upon what we have seen so far.

     5. IRC will consult with RCST on what to say on the calls.

     6. These calls can be transcribed, printed and sent to appropriate investors who were not an the call. These calls and their reprints can serve as quarterly reports to shareholders, also, which is recommended.

     7. Some investors can be "debriefed" about the call as you and we decide and implement. IRC would then submit a written report to you an the comments from the sampling.

F.   IRC Web Site

     1. All RCST news as well as a basic message about the company will be carried on IRC's own Web Site and updated as soon as possible when news occurs.

     2. IRC publicizes the availability of this Web Site in a variety of ways.

G.   Corporate Profile

     1. After the first several months, IRC assistance In preparation of a 16 to 24 page Financial Profile Report that can factually document the company's current competitive market position and growth outlook.

     2. Placement of the Profile In the hands of key RCST followers and newly targeted Investors off IRC's lists.

     3. Usage of the profile in all information kits.

H.  RCST News Media Relations

    1. IRC arrangement of "progress report" conferences with Dow Jones, Reuters or Bloomberg news services for in-depth update articles on these international tickers, as possible.

    2. IRC personal contact with editors of national financial magazines for development of profile articles on RCST.

    3. IRC personal contact with financial editors of major metropolitan daily media for profile articles on RCST.

    4. Articles interview preparation and briefing.

    5. Follow-up to obtain copies of articles, correct errors, make reprints for marketing activities.

I.  Trader's Hotline

    1. We will secure additional quality market makers for you, particularly those who might be able to help us narrow the spread.

    2. IRC will contact all your market makers to give you the individual's name who is actually trading your stock and the appropriate phone number.

    3. We will establish a system of keeping all market makers Informed.

    4. We will cultivate relationships between you and them.

    5. We will monitor trading information through them.

    6. We will attempt to increase market makers' support for RCST.

J.  RCST Information Distribution

    1. IRC assistance in corporate news release preparation, clearance, wire placement with targeted news editors, modern, fax and mail distribution to your Financial Mailing List plus (optional) our rosters of other key target analysts, brokers and money managers.

    2. The usage of IRC's office as a RCST information base In the investment community, stocked with your financial materials, and facilitating convenient handling of broker/analyst/money manager/trader inquiries and requests for literature.

    3. IRC review of your existing Financial Mailing List to weed out obsolete addresses and improper names and to insure proper servicing of this list. For example, who gets 1OKs and who doesn't.

    4. Continuing availability of our News Monitor service for the scanning of the Dow Jones ticker and Reuters news tape to spot coverage of your news announcements after Issuance - with immediate notification to your office.

    5. IRC retrieval and review of press clippings stemming from your news announcements or any other coverage, especially If a clipping service is brought on board.

K.  RCST Printed Material Preparation

    1. IRC can consult with you and make recommendations on a format to improve the informational value of your annual report for the coming year. While we can turnkey an annual report if desired, at minimum:

       a. We can suggest and work with you on a theme, design, a page-by-page subject outline and schedule.

       b. We can write profile and/or shareholder letter copy and edit some copy.

    2. We offer our assistance in quarterly report preparation (similar to annual unless quarterly to be based on our teleconference promotion concept).

    3. IRC can distribute reports to our rosters of analysts, brokers and money managers.

 L. RCST Shareholder Relations

    1. IRC can make recommendations and assist in planning in advance of annual meetings; we can attend the meeting, if appropriate, to help out with media, answer questions about IR and program, critique presentation, hear from shareholders and others directly.

    2. Special IRC advice, can be provided, as required, in maximizing proxy solicitation, including advice on selected contacts with the Proxy Departments of those brokerage houses carrying your shares in street name or recommendations on proxy solicitation firms.

M.  Research an RCST and Its Markets

    1. Brief study of RCST investment fundamentals and appeals, including its competitive position in its market, trends likely to Influence future demand in those markets, and internal factors likely to affect operating margins.

    2. We will make some effort to study RCST's Target Audience in order to determine:

          Specific identification of those investment professionals currently influencing concentrations of your stock float.

          Prevailing attitudes of selected professionals now following your stock, through a personal interview survey.

          Identification of some professionals across the nation who should be the top priority candidates for first time introduction to RCST, some because they follow your industry or because they have bought stock in your peer group.

PROGRAM COST

Our financial arrangements with clients are based on four principles:

     Both the client and IRC should share the cost of program start-up, research and background orientation time.

     A client should only be obligated to pay fees correlated to actual services rendered per an authorized plan of activity, and these fees should be fully documented by a detailed monthly time input report corresponding to each executive and specific activity. (We have no retainers.)

    IRC should primarily earn professional fees, and the 20% commissions or overrides on production expense (as is the ad agency Industry practice), should be kept as reasonable as possible.

    On all out-of-town trips, we only charge our travel time up to a maximum of two hours each way no matter what the circumstances.

IRC believes that substantial headway can be made in all activities listed in the foregoing recommended program based on time charges and expenses as outlined following:

FINANCIAL ARRANGEMENTS

IRC agrees to have its senior officers and other executives continually on call and available to RCONTEST.COM, Inc. with sufficient time reserved in keeping with the program scope discussed.

In return, RCONTEST.COM agrees to pay IRC for actual executive time expended in its behalf on activities that clearly fall within the agreed scope of IRC responsibilities.

As we discussed, we believe that considerable headway can be achieved in each area of program responsibility for total time charge fees averaging $6,000 to $1 0,000 per month maximum or, for budgeting purposes, a maximum or $120,000 for 12 months. You would be invoiced as of September 1, 2000 and each month thereafter, for $6,000 as an advance fee payment (not a retainer) for that month.

Detailed executive time records will be maintained and, after the end of each month, a documented time input report and invoice will be submitted, with full breakdown of all individual time input by specific category of activity. Fees will be invoiced at our standard hourly rates of $140-$260 per hour, with secretarial time covered by the executive hourly rate except on emergency overtime project requests. This data will be provided even though RCST will not be asked to pay cash fees each month. It is still good report information.

IRC's fees for the first year will be paid through the issuance of the company's common stock and warrants in the following manner. Initially, IRC will receive 100,000 common shares of stock that are not registered and are subject to the 144 trading rules and its minimum holding period, RCST has agreed to have these shares registered as part of any future registration A does, estimated to be in a six or seven month time frame at this time. Second, around October 15, when the company has filed all appropriate documents, IRC is to receive 100,000 free trading (registered) common shares. It is recognized that time is of the essence in this matter. IRC will be able to sell some or all of these shares immediately upon receipt. At some point in this early period, IRC is to receive 100,000 warrants to convert into immediately tradable common shares at $2. Should these arrangements work out to IRC's benefit as envisioned, and it receives cash for shares and/or a combination of cash and the value of securities not sold, It is possible this arrangement will extend for one more year without further payments by RCST, at IRC's sole discretion.

Meanwhile, and in any event, RCST will pay IRC its ongoing out of pocket and other such expenses in cash each month according to the following conditions.

In order to facilitate the conduct of the program, IRC agrees to expend Its own funds in behalf of RCST to cover out-of-pocket expenses, as they occur, such as printing, mailing, travel, telephone, fax, messenger services, Web Site and other such items. We have estimated these expenses to be about a monthly maximum average of $2,500 or $30,000 for 12 months, excluding some costs of large luncheons (meals and cocktails) If we have any, and printing of the longer corporate profile.

To offset expense advances in its behalf, RCST will place on deposit with IRC at the outset of the program the sum of $2,500. This sum will remain with IRC credited to RCST against expenses incurred on a permanent basis, throughout the program, and is fully refundable should the program terminate. Meanwhile, after the end of each month, I RC will invoice RCST for the specific, itemized amounts of out-@of- pocket expenses incurred during that month, IRC agrees not to incur any single expense of more than $200 without obtaining prior approval from RCST.

We encourage you to review each of our billing statements as soon as possible after you receive it. We also request that you contact Sherwood Lee Wallace, our chairman, with, any questions or concerns regarding our statements as soon as possible afti3r receipt. If we do not hear from you within 60 days, we must assume that you have no questions or concerns regarding our statements. You agree that any objection to the propriety of any charges is waived unless we receive clear written objections within 60 days from the date of the statement containing such charges.

MUTUAL ASSURANCES

In this program relationship, IRG agrees to use its best efforts to comply fully with all SEC regulations, guidelines and applicable laws of which it Is aware at this time and to maintain the confidentiality of all information not cleared by RCST for public release. RCST agrees to provide IRC with full access to material facts related to the company's past and present performance, financial position and other pertinent information and to keep IRC continually advised of current and impending material developments, including copies of your 8K, 1OQ and 1OK reports filed with the SEC.

RCONTEST.COM Inc. agrees to indemnify and hold harmless IRC, Its officers, directors, employees and agents ('Indemnitees") from and against any liabilities, damage, cost or expenses (including attorneys' fees and expenses defending or becoming involved In any claim, Investigation or lawsuit, whether threatened or pending, or private or governmental) actually incurred by reason of, or based upon, any acts or omissions to act by RCST, the performance by IRC of its obligations under this Agreement, or information, representations, reports or data furnished by RCST to IRC, except to the extent that the conduct which is the basis for such liability was the result of fraud, willful misconduct or gross negligence by indemnities. Upon notice to RCST, IRC shall be entitled to retain counsel of its choice to advise IRC or any indemnitee in connection with or to defend any claim or action that may be the subject of a claim for indemnification, and RCST shall pay the expenses of such counsel as they are incurred.

RCST also agrees not to enter into a separate agreement to employ any IRC employee in any way for investor relations work within one year of that person's leaving IRC.

Any controversy or claim arising out of or relating to this agreement, which may be properly submitted to arbitration or mediation, can be settled by arbitration. Such arbitration or mediation shall use a professional dispute resolution firm such as JAMS or Endispute.

This agreement can become effective as of September 1, 2000 and remain in effect through August 31, 2001, after which it may be terminated by either party at any time upon 30 days written notice.

If the above fairly reflect your understanding of the agreement, Michael, you can indicate by returning a signed copy to me, with the $2,500 expense deposit check and let's discuss timing and delivery of the first tranche of stock. Otherwise, please call.

Most sincerely,

The Investor Relations Company                     RCONTEST.COM, Inc.

By: /s/ Sherwood Lee Wallace                      By: /s/ Michael Dion
Mr. Sherwood Lee Wallace                            Mr. Michael Dion
Chairman                                           President and CEO